CONSENT  OF  INDEPENDENT  AUDITORS

The  Board  of  Directors
Palomar  Savings  and  Loan  Association:

     We consent to the inclusion of our report dated November 7, 1997 except as to note 17 to the consolidated financial statements which is as February 18, 1998 with respect to the consolidated statement of financial condition of Palomar Saving and Loan Association and subsidiary as of September 30, 1997 and 1996, and the related consolidated statement of operations, stockholders' equity, and cash flows for the year ended September 30, 1997, the nine months ended September 30, 1996 and the year ended December 31, 1995, which report appears in the registration statement (No. 33-61857) on Form S-4 of Community West Bancshares, and to the reference to our firm under the heading "Experts" in the registration Statement.


                                            /s/  KPMG  Peat  Marwick  LLP

San  Diego,  California
September  23,  1998